Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Professional Holding Corp. of our report dated March 26, 2021 relating to the financial statements, appearing in the Annual Report on Form 10-K of Professional Holding Corp. for the year ended December 31, 2020, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Crowe LLP

Atlanta, Georgia
August 31, 2021